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                                                                    Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Liberty Media Corporation:

We consent to the use, in the registration statement (No.333-36296) on Amendment No. 1 to Form S-1 related to the 3 3/4% Senior Exchangeable Debentures due 2030, of our report dated February 29, 2000, relating to the consolidated balance sheets of Liberty Media Corporation ("New Liberty" or "Successor") as of December 31, 1999, and of Liberty Media Corporation ("Old Liberty" or "Predecessor") as of December 31, 1998, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity and cash flows for the period from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor periods), included herein and to the reference to our firm under the heading "Experts" in the registration statement.

The report of KPMG LLP, dated February 29, 2000, contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., the owner of the assets comprising New Liberty, acquired Tele-Communications, Inc., the owner of the assets comprising Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different basis than that for the periods before the acquisition and, therefore, is not comparable.


                                           KPMG LLP


Denver, Colorado
June 22, 2000